Exhibit 99
AGREEMENT REGARDING THE JOINT FILING OF
SCHEDULE 13G (Amendment No. 1)


The undersigned hereby agree as follows:
     (i) Each of them is individually eligible to use the
Schedule 13G/A to which this Exhibit is attached, and such
Schedule 13G/A is filed on behalf of each of them; and
     (ii) Each of them is responsible for the timely filing of such Schedule 13G/A and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: February 13, 2024


Teton Trust Company LLC as Trustee of Clearway Trust

By: /s/ Nicholas Collazo
Name: Nicholas Collazo as Attorney-in-Fact for Abbie Flaherty
Title: Attorney-in-Fact for Director of Teton Trust Company LLC
as Trustee of Clearway Trust*


Clearway Capital Management LLC

By: /s/ Nicholas Collazo
Name: Nicholas Collazo as Attorney-in-Fact for Luis Oscar
Merlotti
Title: Attorney-in-Fact for Manager of Clearway Capital
Management LLC*

* The Power of Attorneys given by each of Abbie Flaherty,
Director of Teton Trust Company LLC as Trustee of Clearway Trust and Luis Oscar Merlotti, Manager of Clearway Capital Management
LLC,
each of which has been previously filed with the Commission.